Exhibit 10.5

FIRST AMENDMENT TO
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
This First Amendment (the “Amendment”) to that certain Amended and Restated Employment Agreement by and between Matador Resources Company, a Texas corporation (“Matador”), acting through its Board of Directors, and Bradley M. Robinson (“Employee”) effective August 1, 2018 (the “Agreement”) is entered into as of July 30, 2019.
WHEREAS, Matador and Employee previously entered into the Agreement; and
WHEREAS, Section 28 of the Agreement provides that it may be amended at any time by the mutual consent of the parties and Matador and Employee desire to modify certain provisions of the Agreement.
NOW, THEREFORE, Matador and Employee hereby agree to amend the Agreement as follows, effective as of the date hereof:

1.	Section 3 of the Agreement is restated in its entirety to provide as follows:

3.
Term. Employee’s employment shall be under the terms and conditions of this Agreement and shall expire on December 31, 2020 (the “Term”), subject to earlier termination as provided herein. Employee acknowledges and agrees that if he remains employed hereunder immediately prior to expiration of the Term, his employment with the Company shall automatically terminate at 12:00 a.m. central time on the expiration of the Term, and he shall be entitled to receive from the Company only (a) those payments set forth in Section 14(a) of this Agreement, and (b) any vested benefits to which he may be entitled under the Company’s benefit plans and programs, which amounts shall be paid in accordance with the terms of such plans and programs.

2.	The second sentence of Section 9(a) of the Agreement is restated in its entirety to provide as follows:
Therefore, Employee hereby agrees that during Employee’s employment, and (i) if the Company terminates Employee’s employment for Total Disability, or if Employee terminates his employment for Good Reason, then for a period of six (6) months thereafter, or (ii) if the Company terminates Employee’s employment for Just Cause, Employee’s employment terminates upon expiration of the Term, Employee terminates his employment during the Term other than for Good Reason or Employee is entitled to severance pay pursuant to Section 14(b) or Section 14(c) (other than if Employee terminates his employment for Good Reason), then for a period of twenty-four (24) months thereafter (the period specified in clause (i) or (ii), as applicable, being referred to herein as the “Restricted Period”), Employee shall not, without the Company’s prior written consent (which consent, in the event Employee terminates his employment for Good Reason, may not be unreasonably withheld, but in each other situation described in clauses (i) and (ii) above, may be withheld in its sole discretion), directly or indirectly: (a) invest in (other than investments in publicly-owned companies which constitute not more than 1% of the voting securities of any such company) a Competing Business with Significant Assets in the Restricted Area (each as defined below), or (b) participate in a Competing Business as a manager, employee, director, officer, consultant, independent contractor, or other capacity or otherwise provide, directly or indirectly, services or assistance to a Competing Business in a position that involves input into or direction of the Competing Business’s decisions within the Restricted Area.

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IN WITNESS WHEREOF, Matador and Employee have duly executed this Amendment to be effective as of the date set forth above.

MATADOR RESOURCES COMPANY

By:	/s/ Joseph Wm. Foran
Joseph Wm. Foran
Chairman of the Board and Chief Officer
Executive Officer

EMPLOYEE

/s/ Bradley M. Robinson
Bradley M. Robinson, individually

Signature Page

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